From: "**Fred Croci**" <fred@cbanoco.com>
Date: Sun, Nov 26, 2017 at 1:20 PM -0600
Subject: RE: BOD Agenda and Documents to Discuss
To: "Kurt Anderson" <kanderson@fidareconsultinggroup.com>, "Harry McMillan" <hmcmillan@fidareconsultinggroup.com>
Cc: "REGGIE KEMP" <ReggieKempSr@msn.com>, "rangeford91@gmail.com" <rangeford91@gmail.com>, "Ziegler,Karen (Karen.Ziegler@colostate.edu)" <Karen.Ziegler@colostate.edu>

All –

Is has now been more than one month since I sent out the below email dated October 20, 2017 stating that I felt that Alpha Energy, Inc. needs clear direction in moving the company forward now that there is a transition taking place with the acquisition of a controlling number of the company's stock by persons associated with AEI Acquisitions, Inc. No one has even replied to my request.

Due to the fact that I still have not seen any form of reply to my request and since I do not wish to be engaged as a Board Member for a company that does not have, or at least does not want to share its vision for the future of Alpha Energy, Inc., I hereby tender my resignation as the Vice President of Alpha Energy Inc., and further I resign from my position as a Board Member of Alpha Energy, Inc. effective immediately.

Fred L. Croci

From: Fred Croci
Sent: Friday, October 20, 2017 1:35 PM
To: Kurt Anderson; Harry McMillan
Cc: REGGIE KEMP; rangeford91@gmail.com; Ziegler,Karen (Karen.Ziegler@colostate.edu)
Subject: RE: BOD Agenda and Documents to Discuss

Kurt and Harry –

Today I executed a corporate resolution to approve some of the documents you submitted on behalf of Alpha Energy, Inc. when you met with other Board Members at Asian Pearl restaurant in Windsor, Colorado when I was out of town on vacation.

Prior to that meeting I had asked for a business plan to review so that I could better understand what your future plans for Alpha Energy, Inc. are now that AEI (your company I believe) is the new majority stockholder of Alpha Energy, Inc.

Unless I have a clear definition of what that might be in the very near future, and that planned future business plan is acceptable to me, and to be acceptable to and voted on for implementation by the current Board I will not be remaining as a Board Member.

Thank you in advance for your time.

Fred L. Croci

Board Member

Alpha Energy, Inc.